Exhibit 99.1

Contacts: Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL WEBCASTS TODAY’S ANALYST MEETING

DALLAS—Feb. 27, 2013 - DALLAS (Feb. 27, 2013)—Brinker International, Inc. (NYSE: EAT), is hosting its 2013 Analyst Meeting in Dallas today beginning at 8 a.m. CST.

A simulcast of the presentation will be available on the company’s website, www.brinker.com. An online replay of the presentation will be available until May 29, 2013. To access the live simulcast of the presentation, please go to the company’s website at least 15 minutes prior to the presentation to download and install any necessary audio software.

The subjects to be covered may include forward-looking information. Questions may be posed to management by attendees at the meeting, and in response, the company may disclose additional information.

About Brinker International

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,593 restaurants under the names Chili’s® Grill & Bar (1,549 restaurants) and Maggiano’s Little Italy® (44 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®. For more information, visit www.brinker.com.

###